EXHIBIT 99.1

Havertys Reports Second Quarter 2021 Results

Atlanta, Georgia, July 27, 2021 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the second quarter ended June 30, 2021.

Second quarter 2021 versus second quarter 2020:
•	Diluted earnings per common share (“EPS”) of $1.21 versus $0.72.
•	Adjusted EPS of ($0.52) in 2020 excludes $1.24 for gain on sale-leaseback.
•
In 2020, due to COVID-19, we closed our stores on March 19 and 103 stores reopened on May 1 and the remaining 17 by June 20. Deliveries were halted on March 21 and restarted on May 5 with less capacity.

•	Consolidated sales increased to $250.0 million for 2021 compared with $110.0 million for 2020. Comparable store sales increased 46.9%.

Clarence H. Smith, chairman and CEO, said, “As we pass the anniversary of the reopening of our stores, I want to thank all the Havertys team members for their remarkable resiliency, dedication, and hard work. Their collective efforts have contributed to our exceptional results since we reopened last May.

“Sales for the second quarter were outstanding and we made some progress on reducing our backlog. Customers are showing a stronger inclination towards purchases of in-stock merchandise as “pandemic patience” seems to be waning. We have seen this in our upholstery business as the lead times for custom merchandise has grown significantly and sales have shifted from custom order items to inline merchandise. Sales in the mattress category also increased this quarter as availability of product improved.

“Our merchandising and supply-chain teams have done a tremendous job in adapting to the current environment of product shortages, price increases, manufacturing delays, freight increases, and mercurial cargo shipping. We were able to achieve gross profit margins of 56.6% in the second quarter despite these challenges.

“Many of the changes we made last year have allowed us to lower expenses and improve our operating leverage. We are keen to maintain this level and are closely managing expenses. Our strong cash position provides us flexibility to take advantage of opportunities and advance our strategic goals.

“We believe that the resurgence of the importance of the home is not a short-lived trend. Home sales have seen rapid growth and inventory shortages, driven by low interest rates and millennials joining older homeownership cohorts. These factors and the general economic health of our target customer and our geographic locations provide favorable tailwinds for the future.”

NEWS RELEASE – July 27, 2021

Key Results
(amounts in millions, except per share amounts)

	Three months ended June 30,				Six months ended June 30,
	2021	% of Net Sales	2020	% of Net Sales	2021	% of Net Sales	2020	% of Net Sales
Sales	$250.0		$110.0		$486.5		$289.4
Gross Profit	$141.5	56.6%	$59.6	54.2%	$276.5	56.8%	$159.2	55.0%

SG&A
Variable	$42.0	16.8%	$20.6	18.7%	$82.7	17.0%	$56.1	19.4%
Fixed	$70.4	28.2%	$52.1	47.3%	$139.5	28.7%	114.1	39.4%
Total SG&A	$112.4	45.0%	$72.6	66.1%	$222.2	45.7%	$170.2	58.8%
Pre-tax earnings (loss) as adjusted for gain on sale-leaseback	$29.2	11.7%	$(13.0)	—	$54.5	11.2%	$(10.7)	—
Adjusted EPS	$1.21		$(0.52)		$2.25		$(0.43)

Second Quarter ended June 30, 2021 Compared to Same Period of 2020

•
In 2020, due to COVID-19, we closed our stores on March 19, and 103 stores reopened on May 1 and the remaining 17 by June 20. Deliveries were halted on March 21 and restarted on May 5 with less capacity.

•	Total sales up 127.3%, comp-store sales up 46.9% for the quarter. Total written sales for the two-months period of May-June of 2021 were up 18.8% compared to the same period of 2020.
•	Gross profit margins increased 240 basis points to 56.6% in 2021 from 54.2% for the same period of 2020 due to pricing discipline partially offset by a larger charge for our LIFO reserve.
•	SG&A expenses decreased to 45.0% of sales from 66.1% and SG&A dollars increased $39.8 million. The primary drivers of this change are:
o	Sales growth in 2021 and leveraging of expenses and closure of our stores in April 2020 and the measures taken as part of our business continuity plan.
o	Increase of $15.2 million in selling expenses due to sales growth.
o	Increase of $6.9 million in advertising and marketing spend.
o	Increase of $2.4 million in incentive compensation due to performance and prior year amount at low level due to store closures and outlook for 2020.
o	Increase in delivery costs of $4.8 million due to sales growth.

Balance Sheet and YTD Cash Flow
•
Generated $57.6 million in cash from operating activities driven by a solid performance, a $29.9 million increase in customer deposits from written orders, offset by funding of a $25.1 million increase in inventories.

•	Cash and cash equivalents at June 30, 2021 are $235.3 million.
•	Renewed leases covering ten retail locations, increasing right-of-use assets by $17.6 million, lease liabilities by $20.6 million, and recording $3.0 million in tenant incentives.
•	Paid $8.6 million in quarterly cash dividends.
•	No funded debt.

NEWS RELEASE – July 27, 2021

Expectations and Other
•
Our written business for the third quarter to date of 2021 is up approximately 4.1% versus the same period last year. The written business for the third and fourth quarters of 2020 were up 22.8% and 16.7%, respectively, over 2019. Our delivered sales for the third quarter to date of 2021 are up approximately 22.8% versus the same period last year. Delivered sales for the third and fourth quarters of 2020 were up 3.9% and 12.9%, respectively, over 2019.

•
We expect gross profit margins for 2021 will be between 56.5% to 56.8%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2021 are expected to be in the $275.0 to $278.0 million range, an increase over our previous 2021 estimate due to rising warehouse, compensation, and benefit costs. Variable SG&A expenses for the full year of 2021 are anticipated to be in the 17.3% to 17.5%.

•	Our effective tax rate for 2021 is expected to be 24.0% excluding the impact from the vesting of stock-based awards and potential new tax legislation.
•
Planned capital expenditures for 2021 are approximately $37.0 million which include amounts for a store which opened in February in Myrtle Beach, S.C., a new market for Havertys, the opening in August of a new store in The Villages, Fla., and the addition of a new store in November in Austin, TX. We will close one store in 2021 and retail square footage is expected to increase approximately 1% versus 2020. We are also investing in new information technology in support of our website and operations. This revised capital expenditure expectation includes amounts for the purchase of a store and a home delivery center, both currently under lease.

•
Our suppliers have recently paused their manufacturing operations in Vietnam due to COVID-19. These closures, if not resolved in August, may begin to impact our merchandise available for delivery in the fourth quarter.

NEWS RELEASE – July 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$249,989	$109,968	$486,480	$289,400
Cost of goods sold	108,488	50,322	209,945	130,201
Gross profit	141,501	59,646	276,535	159,199

Expenses:
Selling, general and administrative	112,397	72,649	222,159	170,184
Other (income) expense, net	(6)	(31,828)	(43)	(31,897)
Total expenses	112,391	40,821	222,116	138,327

Income before interest and income taxes	29,110	18,825	54,419	20,912
Interest (income) expense, net	(59)	200	(114)	(13)

Income before income taxes	29,169	18,625	54,533	20,925
Income tax expense	6,311	4,985	12,269	5,466
Net income	$22,858	$13,640	$42,264	$15,459

Diluted earnings per share:
Common Stock	$1.21	$0.72	$2.25	$0.81
Class A Common Stock	$1.16	$0.69	$2.13	$0.78

Diluted weighted average shares outstanding:
Common Stock	18,842	18,985	18,787	19,126
Class A Common Stock	1,313	1,532	1,372	1,532

Cash dividends per share:
Common Stock	$0.25	$0.15	$0.47	$0.35
Class A Common Stock	$0.23	$0.14	$0.43	$0.33

NEWS RELEASE – July 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	June 30, 2021	December 31, 2020	June 30, 2020
	(Unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$235,344	$200,058	$151,055
Restricted cash and cash equivalents	6,716	6,713	6,709
Inventories	115,056	89,908	104,840
Prepaid expenses	11,438	9,580	10,302
Other current assets	12,035	9,985	10,101
Total current assets	380,589	316,244	283,007
Property and equipment, net	112,169	108,366	112,253
Right-of-use lease assets	239,142	228,749	234,046
Deferred income taxes	16,465	15,814	11,640
Other assets	12,776	11,199	10,163
Total assets	$761,141	$680,372	$651,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$34,089	$31,429	$22,803
Customer deposits	116,078	86,183	57,538
Accrued liabilities	50,827	52,963	45,733
Current lease liabilities	33,836	33,466	31,289
Total current liabilities	234,830	204,041	157,363
Noncurrent lease liabilities	213,472	200,200	206,918
Other liabilities	23,427	23,164	22,450
Total liabilities	471,729	427,405	386,731

Stockholders’ equity	289,412	252,967	264,378
Total liabilities and stockholders’ equity	$761,141	$680,372	$651,109

NEWS RELEASE – July 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Six Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income	$42,264	$15,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,932	9,791
Share-based compensation expense	4,656	2,037
Gain from sale of land, property and equipment	(30)	(31,607)
Other	187	2,223
Changes in operating assets and liabilities:
Inventories	(25,148)	(23)
Customer deposits	29,896	27,417
Operating lease assets and liabilities, net	3,248	629
Other assets and liabilities	(5,089)	(3,609)
Accounts payable and accrued liabilities	(277)	2,149
Net cash provided by operating activities	57,639	24,466

Cash Flows from Investing Activities:
Capital expenditures	(10,939)	(4,331)
Proceeds from sale of property and equipment	33	69,468
Net cash (used in) provided by investing activities	(10,906)	65,137

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit facilities	—	43,800
Payments of borrowings under revolving credit facilities	—	(43,800)
Net change in borrowings under revolving credit facilities	—	—

Dividends paid	(8,550)	(6,558)
Common stock repurchased	—	(6,810)
Other	(2,894)	(873)
Net cash used in financing activities	(11,444)	(14,241)
Increase in cash, cash equivalents and restricted cash equivalents during the period	35,289	75,362
Cash, cash equivalents and restricted cash equivalents at beginning of period	206,771	82,402
Cash, cash equivalents and restricted cash equivalents at end of period	$242,060	$157,764

NEWS RELEASE – July 27, 2021

Adjusted EPS and Pre-tax earnings as adjusted
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what we consider Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the three months ended June 30, 2020 by adjusting EPS for a sale-leaseback transaction. There were no such adjustments in the comparable period of 2021.

	Q2 2020	YTD Q2 2020
Diluted earnings per share:
Reported EPS	$0.72	$0.81

Adjustments:
Gain from sale-leaseback transaction: pre-tax	(1.66)	(1.66)
Tax impact of gain(1)	0.42	0.42
Net adjustment	(1.24)	(1.24)

Adjusted EPS	$(0.52)	$(0.43)
(1)	Calculated based on nature of item and rates applied.

	Q2 2020	YTD Q2 2020
Pre-tax earnings: (Dollars in millions)
Income before income taxes, as reported	$18.6	$20.9

Adjustments:
Gain from sale-leaseback transaction	(31.6)	(31.6)

Pre-tax earnings, as adjusted	$(13.0)	$(10.7)

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

NEWS RELEASE – July 27, 2021

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on July 28, 2021 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through August 7, 2021. The number to access the telephone playback is 1-888-203-1112 (access code: 5638660).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2021, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID‑19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the

NEWS RELEASE – July 27, 2021

unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys